AGREEMENT AND PLAN OF MERGER

                           Dated as of August 11, 1998

                                      among

                                   CRANE CO.,


                                LTI MERGER, INC.

                                       and

                           LIBERTY TECHNOLOGIES, INC.


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I          THE OFFER AND THE MERGER..................................2
   SECTION 1.01.   The Offer.................................................2
   SECTION 1.02.   Company Actions...........................................3
   SECTION 1.03.   Directors.................................................4
   SECTION 1.04.   The Merger................................................5
   SECTION 1.05.   Closing...................................................5
   SECTION 1.06.   Effective Time............................................5
   SECTION 1.07.   Effects of the Merger.....................................5
   SECTION 1.08.   Articles of Incorporation and By-laws.....................6
   SECTION 1.09.   Directors of the Surviving Corporation....................6
   SECTION 1.10.   Officers of the Surviving Corporation.....................6
   SECTION 1.11.   Shareholders' Meeting.....................................6

ARTICLE II         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                   THE CONSTITUENT CORPORATIONS..............................7
   SECTION 2.01.   Effect on Capital Stock...................................7
   SECTION 2.02.   Exchange of Certificates..................................8
   SECTION 2.03.   Treatment of Stock Options................................9

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF THE COMPANY............10
   SECTION 3.01.   Organization, Standing and Corporate Power...............10
   SECTION 3.02.   Subsidiaries.............................................10
   SECTION 3.03.   Capital Structure........................................10
   SECTION 3.04.   Authority; Noncontravention..............................11
   SECTION 3.05.   SEC Filings; Financial Statements........................12
   SECTION 3.06.   Indebtedness; Absence of Undisclosed Liabilities.........13
   SECTION 3.07.   Absence of Certain Changes or Events.....................14
   SECTION 3.08.   Tax Matters..............................................14
   SECTION 3.09.   Certain Transactions; Certain Payments...................15
   SECTION 3.10.   Required Authorizations..................................15
   SECTION 3.11.   Litigation...............................................16
   SECTION 3.12.   Compliance with Law; Regulatory Compliance...............16
   SECTION 3.13.   Contracts................................................17
   SECTION 3.14.   Real Property............................................17
   SECTION 3.15.   Personal Property........................................18
   SECTION 3.16.   Intellectual Property Rights.............................18
   SECTION 3.17.   Environmental Matters....................................19
   SECTION 3.18.   Products Liability.......................................20
   SECTION 3.19.   Insurance................................................20
   SECTION 3.20.   Employment and Change in Control Agreements..............20

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   SECTION 3.21.   Labor Relations..........................................21
   SECTION 3.22.   Employee Benefit Plans...................................21
   SECTION 3.23.   No Existing Discussions..................................23
   SECTION 3.24.   Information Supplied.....................................23
   SECTION 3.25.   Voting Requirements......................................23
   SECTION 3.26.   State Statutes...........................................23
   SECTION 3.27.   Rights Agreement.........................................24
   SECTION 3.28.   Brokers..................................................24
   SECTION 3.29.   Disclosure...............................................24

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF CRANE..................24
   SECTION 4.01.   Organization, Standing and Corporate Power...............24
   SECTION 4.02.   Authority; Noncontravention..............................25
   SECTION 4.03.   Information Supplied.....................................26
   SECTION 4.04.   Share Ownership..........................................26
 .
ARTICLE V          COVENANTS................................................26
   SECTION 5.01.   Conduct of Business and Other Actions by the Company.....26
   SECTION 5.02.   No Solicitation..........................................29
   SECTION 5.03.   Access to Information; Confidentiality...................31
   SECTION 5.04.   Required Authorizations..................................31
   SECTION 5.05.   Financial Statements of the Company......................32
   SECTION 5.06.   Employee Matters.........................................33
   SECTION 5.07.   Rights Agreement.........................................33
   SECTION 5.08.   Continuance of Existing Indemnification Rights...........33
   SECTION 5.09.   Public Announcements.....................................35
   SECTION 5.10.   Shareholder Litigation...................................35
   SECTION 5.11.   Financial Disclosure.....................................35

ARTICLE VI         CONDITIONS PRECEDENT.....................................35
   SECTION 6.01.   Conditions to Each Party's Obligation To Effect
                   the Merger...............................................35

ARTICLE VII        TERMINATION, AMENDMENT AND WAIVER........................36
   SECTION 7.01.   Termination..............................................36
   SECTION 7.02.   Effect of Termination....................................37
   SECTION 7.03.   Fees and Expenses........................................37
   SECTION 7.04.   Amendment................................................37
   SECTION 7.05.   Extension; Waiver........................................37
   SECTION 7.06.   Procedure for Termination, Amendment, Extension
                   or Waiver................................................38

ARTICLE VIII       GENERAL PROVISIONS.......................................38
   SECTION 8.01.   Nonsurvival of Representations and Warranties............38
   SECTION 8.02.   Notices..................................................38
   SECTION 8.03.   Definitions..............................................39
   SECTION 8.04.   Interpretation...........................................39
   SECTION 8.05.   Counterparts.............................................39

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

   SECTION 8.06.   Entire Agreement; No Third-Party Beneficiaries...........40
   SECTION 8.07.   Governing Law............................................40
   SECTION 8.08.   Assignment...............................................40
   SECTION 8.09.   Severability.............................................40

   Exhibit 1 Second Amended and Restated Articles of Incorporation of the Company


Company Disclosure Schedule

The Company Disclosure Schedule is omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementary a copy of the Company Disclosure Schedule to the Commission upon request.

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of August 11, 1998, among CRANE CO., a Delaware corporation ("Crane" or "Parent"), LTI MERGER, INC., a Pennsylvania corporation and wholly owned subsidiary of Crane (the "Purchaser" or "Merger Sub"), and LIBERTY TECHNOLOGIES, INC., a Pennsylvania corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Crane, the Purchaser and the Company have approved the acquisition of the Company by Crane upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, in furtherance of such acquisition, Crane proposes to cause the Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of common stock, par value $.01 per share, of the Company ("Company Common Stock" or "Shares"), including the associated preferred stock purchase rights (the "Rights") issued under the Amended and Restated Rights Agreement, dated October 6, 1997, between the Company and StockTrans, Inc., as rights agent (the "Rights Agreement"), at a purchase price of $3.50 per share (such amount, or any greater amount to be paid per share of Company Common Stock in the Offer, being referred to as the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement and in the Offer, and the Board of Directors of the Company has approved the Offer and is recommending that the Company's shareholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer; and

         WHEREAS, also in furtherance of such acquisition, the respective Boards of Directors of Crane, Purchaser and the Company have approved the merger of Purchaser with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Pennsylvania Business Corporation Law, as amended (the "PBCL"), whereby each issued and outstanding share of Company Common Stock other than shares owned by the Company or by Crane, the Purchaser or any wholly owned subsidiary of the Company, Crane or the Purchaser and other than Dissenting Shares, will be converted into the right to receive the Per Share Amount; and

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Crane's willingness to enter into this Agreement, Crane has entered into (i) a Stock Option Agreement (the "Stock Option Agreement") with the Company pursuant to which the Company has granted Crane an option to acquire shares of Company Common Stock and (ii) Shareholder Agreements (the "Shareholder Agreements") with certain shareholders of the Company pursuant to which, among other things, such shareholders have agreed to tender their Shares pursuant to the Offer and have granted to Crane an option to otherwise purchase such Shares;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                            THE OFFER AND THE MERGER

         SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article VII hereof and none of the events set forth in Annex II hereto (the "Tender Offer Conditions") shall have occurred, as promptly as practicable but in no event later than the fifth business day from the date of this Agreement, Crane shall cause the Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")) an offer to purchase all outstanding shares of Company Common Stock, together with associated Rights (all references herein to shares of Company Common Stock in the context of the Offer being deemed to include such Rights) at the Per Share Price, shall, after affording the Company a reasonable opportunity to review and comment thereon, file all necessary documents with the Securities and Exchange Commission (the "SEC") in connection with the Offer (the "Offer Documents") and shall consummate the Offer, subject to the terms and conditions thereof. The obligation of the Purchaser to accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer will be subject only to the satisfaction of the conditions set forth in Annex II hereto.

              (b) Without the prior written consent of the Company, the Purchaser shall not decrease the Offer price or change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of shares of Company Common Stock. The Offer shall remain open until the date that is 20 business days (as such term is defined in Rule 14d-1(c)(6) under the Exchange Act) after the commencement of the Offer (the "Expiration Date"), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the two succeeding sentences or as may be required by applicable law, in which event the term "Expiration Date" shall mean the latest time and date as the Offer, as so extended, may expire. If at any Expiration Date, any of the Tender Offer Conditions are not satisfied or waived by the Purchaser, the Purchaser may extend the Offer from time to time. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any Expiration Date, the Purchaser will accept for payment and pay for all shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such Expiration Date of the Offer consistent with applicable law, provided that, if all of the Tender Offer Conditions are satisfied and more than 65% but less than 80% of the outstanding shares of Company Common Stock on a fully diluted basis (including shares of Company Common Stock issuable upon exercise of outstanding options to acquire shares of Company Common Stock) have been validly tendered and not withdrawn in the Offer, the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of 10 additional business days in the aggregate for all such extensions provided the Purchaser agrees to waive the conditions set forth in paragraphs (c), (f) and (g) of Annex II.

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

              (c) Crane and the Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Crane or the Purchaser with respect to information derived from the Company SEC Reports or supplied by the Company in writing expressly for inclusion in the Offer Documents. Each of Crane and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and each of Crane and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to shareholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

         SECTION 1.02. Company Actions. (a) The Company shall, after affording Crane a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of shares of Company Common Stock, as promptly as practicable on the date of the filing by Crane and the Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") reflecting the recommendation of the Board of Directors of the Company that holders of shares of Company Common Stock tender their shares pursuant to the Offer and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held, has (i) determined by vote of its directors that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its shareholders, (ii) approved the Offer, the Merger, the Stock Option Agreement and the Shareholder Agreements, (iii) recommended acceptance of the Offer and approval of this Agreement by the Company's shareholders, and (iv) taken all other action necessary to render Section 2538 and Subchapter F of Chapter 25 of the PBCL and the Rights inapplicable to the Offer and the Merger. Such recommendation and approval may be withdrawn, modified or amended only to the extent permitted by
Section 5.02(b). The Company further represents that, prior to the execution hereof, Legg Mason Wood Walker, Inc. has delivered to the Board of Directors of the Company its written opinion that, as of August 10, 1998, the consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger is fair to the Company's shareholders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in this Section 1.02(a).

              (b) The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Crane or the Purchaser in writing expressly for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Company Common Stock, in each case, as and to the extent required by applicable federal securities law.

              (c) In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of shares of Company Common Stock as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including, but not limited to, updated lists of holders of shares of Company Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company's record and beneficial shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Crane, the Purchaser and their affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

         SECTION 1.03. Directors. (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for shares of Company Common Stock which represent at least a majority of the Company Common Stock (on a fully diluted basis) pursuant to the Offer and from time to time thereafter, Crane shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Crane or its affiliates bears to the total number of shares of Company Common Stock outstanding, and the Company shall, upon request of Crane, promptly take all actions (but specifically excluding the calling of a shareholders meeting) necessary to cause Crane's designees to be so elected, including, if necessary, amending the By-laws of the Company to the extent permitted to be amended by the Board of Directors and seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time, the Board of Directors of the Company shall always have not less than two members who are directors of the Company on the date hereof ("Current Directors") and, in Crane's sole discretion, up to five Current Directors. If the number of Current Directors is reduced prior to the Effective Time below the number of Current Directors so specified by Crane due to the death or resignation of one or more of the Current Directors, then the remaining director or directors who is or are Current Directors shall be entitled to designate, by majority action of the remaining Current Directors or action of the sole remaining Current Director, one or more persons, as the case may be, that has not been designated by, and is not an Affiliate of, Crane to fill such vacancy or vacancies and who shall be deemed to be Current Directors for all purposes of this Agreement.

              (b) The Company's obligations to appoint Crane's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Crane will supply promptly, and in any event no later than the date the appointment of such directors is effective, any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

              (c) Following the election or appointment of Crane's designees pursuant to this Section 1.03 and prior the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Crane or the Purchaser or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are Current Directors (or in the case where there are two or fewer directors who are Current Directors, the concurrence of one director who is a Current Director).

         SECTION 1.04. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PBCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the PBCL.

         SECTION 1.05. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be as soon as practicable after satisfaction or waiver of the conditions set forth in Section 6.01, at the offices of Pepper Hamilton LLP in Philadelphia, Pennsylvania unless another time, date or place is agreed to in writing by the parties hereto.

         SECTION 1.06. Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the PBCL and shall make all other filings or recordings required under the PBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Pennsylvania Secretary of State, or at such subsequent time as Crane and the Company shall agree and as is specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         SECTION 1.07. Effects of the Merger. The Merger shall have the effects specified in Section 1929 of the PBCL.

         SECTION 1.08. Articles of Incorporation and By-laws. (a) The Second Amended and Restated Articles of Incorporation of the Company attached hereto as
Exhibit 1 shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

              (b) The By-laws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.09. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company will obtain such resignations as may be necessary to effect the foregoing.

         SECTION 1.10. Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.11. Shareholders' Meeting. (a) If required by applicable law in order to consummate the Merger, as soon as practicable following the acceptance for payment of and payment for shares of Company Common Stock by the Purchaser pursuant to the Offer, the Company, acting through the Board of Directors of the Company, shall, in accordance with applicable law:

                   (i) duly call, give notice of, convene and hold a special
              meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of considering and taking action upon this Agreement;

                   (ii) prepare and file with the SEC a preliminary proxy
              statement relating to this Agreement, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                   (iii) subject to Section 5.02, include in the Proxy Statement the recommendation of the Board of Directors of the Company that shareholders of the Company vote in favor of the approval of the Merger and this Agreement.

              (b) Crane agrees that it will vote, or cause to be voted, all of the shares of Company Common Stock then owned by it, the Purchaser or any of its other Subsidiaries in favor of the approval of the Merger and of this Agreement. Following the consummation of the Offer, if required by applicable law in order to consummate the Merger, Crane shall use its best efforts to cause the Company to take the actions set forth in Section 1.11(a).

                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

         SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

              (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

              (b) Cancellation of Treasury Stock and Stock Owned by Crane or the Purchaser. Each share of Company Common Stock that is owned by the Company or by Crane or the Purchaser or any wholly owned subsidiary of the Company, Crane or the Purchaser shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

              (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares) shall be converted into the right to receive the Per Share Amount in cash, without interest (the "Merger Consideration").

              (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding share of Company Common Stock held by a person (a "Dissenting Shareholder") who shall have demanded and perfected a right to receive payment of the fair value of his or her shares pursuant to Subchapter D of Chapter 15 of the PBCL ("Dissenting Shares") shall not be converted as described in Section 2.01(c), unless such holder fails to comply with the provisions of Subchapter D of Chapter 15 of the PBCL or withdraws or otherwise loses his right to receive such fair value payment. If, after the Effective Time, such Dissenting Shareholder fails to comply with the provisions of Subchapter D of Chapter 15 of the PBCL or withdraws or loses his right to receive such fair value payment, such Dissenting Shareholder's shares of Company Common Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive for each such share the Merger Consideration, without interest. The Company shall give Crane (i) prompt notice of any demands to receive payment of fair value of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Crane, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

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

              (e) Cancellation of Company Common Stock. As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration, without interest, or, in the case of Dissenting Shareholders, if any, the rights, if any, accorded under the PBCL.

         SECTION 2.02. Exchange of Certificates. (a) Deposit with the Exchange Agent. As of the Effective Time, Crane shall deposit with First Chicago Trust Company of New York or other independent agent mutually acceptable to the Company and Crane (the "Exchange Agent") for the benefit of the holders of shares of Company Common Stock, for exchange through the Exchange Agent, the cash representing the Merger Consideration (the "Exchange Fund") payable pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock.

              (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Crane and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of such a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Crane, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive cash which such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, cash may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the other provisions of this Article II. No interest will be paid or will accrue on cash payable to holders of Certificates pursuant to the provisions of this Article II. Crane shall pay the charges and expenses of the Exchange Agent.

              (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

              (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Crane, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Crane for payment of their claim for any cash comprising the Merger Consideration.

              (e) No Liability. None of Crane, the Company or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Crane, on a daily basis. Any interest and other income resulting from such investments shall be paid to Crane.

              (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof, pursuant to this Agreement.

              (h) Withholding Rights. Crane or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Crane or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Crane or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Crane or the Exchange Agent. Notwithstanding the foregoing, neither Crane nor the Exchange Agent shall withhold any amounts payable pursuant to this Agreement to any holder of shares of Company Common Stock so long as such holder provides to Crane or the Exchange Agent a form W-9 or W-8, as required by applicable law, certifying such holder's exemption from back-up withholding.

         SECTION 2.03. Treatment of Stock Options. Prior to the Effective Time, the Company shall take all such actions as may be necessary to cause (i) each unexpired and unexercised option to acquire Company Common Stock held by current or former directors, officers, employees or consultants of the Company, whether or not then exercisable or vested (each, a "Company Option"), that has an exercise price less than the Per Share Amount to be automatically converted at the Effective Time into an amount equal to the difference between the Per Share Amount and the exercise price of the Company Option, multiplied by the number of shares of Common Stock issuable immediately prior to the Effective Time upon exercise of the Company Option (without regard to vesting periods or to restrictions on exercisability) and (ii) each unexpired and unexercised Company Option that has an exercise price equal to or greater than the Per Share Amount to be canceled so that no Company Option shall have any force or effect on or after the Effective Time.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         Except as set forth on the disclosure schedule delivered by the Company to Crane prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Crane as follows:

         SECTION 3.01. Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly subsisting or existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole.

         SECTION 3.02. Subsidiaries. Section 3.02 of the Company Disclosure Schedule sets forth a true and complete list of the Subsidiaries of the Company. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens, except for liens of Silicon Valley Bank (the "Silicon Valley Bank Liens") pursuant to the Loan and Security Agreement dated May 7, 1998 among the Company and Silicon Valley Bank (the "Silicon Valley Bank Loan"). Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

         SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date of this Agreement, (i) 5,013,233 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding, (iii) 14,754 shares of Company Common Stock were held by the Company in its treasury, (iv) 1,154,000 shares of Company Common Stock were reserved for issuance pursuant to options outstanding under the Company's 1992

Stock Option Plan and the Company's 1988 Stock Option Plan (together, the "Stock Plans"), and (v) 10,000 shares of Company Series A Junior Participating Preferred Stock were reserved for issuance in connection with the Rights.
Section 3.03 of the Company Disclosure Schedule sets forth each holder of each option outstanding pursuant to the Stock Plans on the date hereof and the date of grant, number of shares of Company Common Stock subject thereto, expiration date, vesting schedule and exercise price of each such option held by such holder. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued or outstanding or reserved for issuance. As of the date of this Agreement, there were no outstanding stock appreciation rights or rights (other than outstanding Company Options issued under the Stock Plans as set forth in subparagraph (iv) above) to receive shares of Company Common Stock on a deferred basis granted under the Stock Plans or otherwise, except as set forth in the Rights Agreement. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to any options outstanding on the date hereof pursuant to the Stock Plans and the Stock Option Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries was a party or by which any of them was bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries. The Company has delivered to Crane a complete and correct copy of the Rights Agreement.

         SECTION 3.04. Authority; Noncontravention. (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and, subject (in the case of this Agreement) to the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the approval of this Agreement and the transactions contemplated hereby, to the Company Shareholder Approval. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; provided, however, that the Company cannot consummate the Merger unless and until it receives the Company Shareholder Approval.

              (b) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Amended and Restated Articles of Incorporation or Bylaws of the Company, (ii) except as set forth in Section 3.04 of the Company Disclosure Schedule, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements set forth in Section 3.04(c) below, conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

              (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of the Articles of Merger with the Pennsylvania Secretary of State, (ii) the filing of the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as either (x) may be required under applicable state securities laws and the laws of any foreign country or (y) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or would not reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement in any material respect.

         SECTION 3.05. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1994 (collectively, together with any forms, reports and documents filed by the Company with the SEC after the date hereof until the Closing, the "Company SEC Reports"). Each such report, when filed, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and, as of their respective dates, none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that unaudited interim financial statements contained in any Company Quarterly Report on Form 10-Q (i) were or are subject to normal year-end adjustments which were not or are not expected to be material in amount, and (ii) do not contain footnote disclosure. The unaudited balance sheet of the Company as of June 30, 1998 is referred to herein as the "Company Balance Sheet."

         SECTION 3.06. Indebtedness; Absence of Undisclosed Liabilities. (a)
Section 3.06 of the Company Disclosure Schedule sets forth a list of each instrument which evidences Indebtedness of the Company or any Subsidiary, and the aggregate principal amount thereof outstanding as of the date hereof. The total aggregate principal amount outstanding as of the date hereof of all such Indebtedness is $189,945, which includes $0 in face amount of outstanding letters of credit. Except as set forth in Section 3.06 of the Company Disclosure Schedule, all of such instruments are in full force and effect and neither the Company, nor any Subsidiary (as the case may be) is in default thereunder, nor, to the knowledge of the Company, is any other party to any such instrument in default thereunder, nor to the knowledge of the Company, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default could reasonably be expected to give rise to a right on the part of some party thereto to terminate such instrument, accelerate the obligations thereunder or claim damages thereunder, except such default (i) as to which requisite waivers or consents have been obtained or (ii) which is curable and is cured within the applicable period for cure permitted under such instruments. Section 3.06 of the Company Disclosure Schedule also sets forth a list of each other instrument or agreement that contains a restriction, limitation or encumbrance, of any kind, on the ability of the Company or any Subsidiary to pay dividends on its respective capital stock.

              (b) Section 3.06 of the Company Disclosure Schedule also sets forth all contracts and other agreements and arrangements pursuant to which the Company or any Subsidiary has agreed to indemnify or exonerate any officer, director or employee of the Company or of any Subsidiary with respect to any matter. Except as described in Section 3.06 of the Company Disclosure Schedule, the Company has not received any written notice of, and, to the best knowledge of the Company, there are no circumstances which might give rise to, any obligation or liability on the part of the Company or any Subsidiary so to indemnify any such officer, director or employee.

              (c) Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company and its Subsidiaries do not have any liabilities as of the date hereof, either accrued or contingent, and whether due or to become due that, under generally accepted accounting principles, are required to be reflected in the Company's financial statements, other than (i) liabilities reflected or reserved against in the Company Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Company Disclosure Schedule, and (iii) normal or recurring liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practices and which are not, individually or in the aggregate, material to the business, results, operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole.

         SECTION 3.07. Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, and, to the best knowledge of the Company, no fact or condition exists or is threatened which is reasonably likely to cause a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, in the future, or
(ii) any material change by the Company in its accounting methods, principles or practices except as required by concurrent changes in generally accepted accounting principles.

         SECTION 3.08. Tax Matters. (a) Each of the Company and its Subsidiaries has prepared and timely filed, and will file on a timely basis, all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its Subsidiaries or their operations and required to be filed on or prior to the Effective Time.

              (b) Each such Return was true, correct and complete on the respective date on which it was filed and, to the knowledge of the Company, no event has since occurred requiring any amendment thereto, which amendment has not been made in a manner such that each such Return remains true, correct and complete.

              (c) The Company as of the Effective Time: (A) will have paid all Taxes it is required to pay prior to the Effective Time and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

              (d) The accounts shown on the Company Balance Sheet (excluding amounts classified thereon as deferred) are sufficient for the discharge of all Taxes attributable or with respect to all periods, or portions thereof, prior to the date of the Company Balance Sheet remaining unpaid as of such date, except as set forth in Section 3.08 of the Company Disclosure Schedule. There is no Tax deficiency outstanding or assessed, or to the Company's knowledge proposed, against the Company or its Subsidiaries that is not reflected as a liability on the Company Balance Sheet nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No tax audit or examination is now pending or currently in progress with respect to the Company or its Subsidiaries.

              (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payment, nor is it obligated to make any payment, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment, that will not be deductible under Sections 280G or 162(m) of the Code. The Company has not been (nor does it have any liability for unpaid Taxes because it once was) a member of an affiliated group (other than the current affiliated group of the Company and its

Subsidiaries) during any part of any consolidated return year within any part of which consolidated return year any other corporation was also a member of such group. The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation as defined in Section 897(c)(2) of the Code. Without taking into account the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, neither the Company nor any of its Subsidiaries has any losses subject to the limitations of Section 382 of the Code.

         SECTION 3.09. Certain Transactions; Certain Payments. (a) Except as set forth in Section 3.09 of the Company Disclosure Schedule, none of the officers or directors of the Company or of any of its Subsidiaries nor any Affiliate of the Company, and, to the knowledge of the Company, none of the employees of the Company or of any of its Subsidiaries is currently a party to any transaction with the Company or any of its Subsidiaries (other than for services as an employee, officer or director), including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or
(iii) otherwise requiring payments to or from, any such officer, director, Affiliate or employee, any member of the family of any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director or employee has a substantial interest or which is an Affiliate of such officer, director or employee.

              (b) Except as set forth in Section 3.09 of the Company Disclosure Schedule, none of the officers or directors of the Company or of any of its Subsidiaries nor any Affiliate of the Company, or, to the knowledge of the Company, any other person or entity associated with or acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly (i) made any bribe, payoff, influence payment (other than payments made in accordance with normal commercial practices), kickback or other unlawful gift or payment to any person or entity, private or public, regardless of form, whether in money, property or services (w) to obtain favorable treatment in securing business, (x) to pay for favorable treatment for business secured, (y) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries or Affiliates or (z) in violation of the United States Foreign Corrupt Practices Act or any other federal, state, territorial, local or foreign law, statute, rule or regulation or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company in connection with any of the matters described in clause (i) above.

         SECTION 3.10. Required Authorizations. Section 3.10 of the Company Disclosure Schedule sets forth a true and complete list of all Required Authorizations which the Company or any of its Subsidiaries must give or obtain for the execution and delivery of this Agreement or the Stock Option Agreement by the Company or the consummation by the Company or any of its Subsidiaries of any of the transactions contemplated hereby or thereby or in order to enable all the issued and outstanding capital stock of the Company to be acquired in the Offer or to be converted as contemplated by Article II.

         SECTION 3.11. Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule or as indicated in any of the Company SEC Reports filed prior to the date hereof, there are no suits, litigations, investigations, actions or proceedings of any kind pending or (to the knowledge of the Company) threatened against the Company or any Subsidiary, nor (to the knowledge of the Company) is any such matter pending or threatened against any other person, which, if adversely determined, would have a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole.

         SECTION 3.12. Compliance with Law; Regulatory Compliance. (a) Except as set forth in Section 3.12 of the Company Disclosure Schedule and except for instances of non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries is or has been in violation of any applicable federal, state, provincial, local or foreign law, regulation, ordinance or other requirement of any Governmental Authority relating to it or to its securities, property, operations or business, and, to the best knowledge of the Company, no event has occurred or condition or state of facts exists that could give rise to any such violation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, against or affecting the Company, any of its Subsidiaries or any of the assets of the Company or its Subsidiaries.

              (b) The Company and its Subsidiaries possess, or have made timely application for, all Governmental Approvals with and under all federal, state, provincial, local and foreign laws and Governmental Authorities, required by the Company and its Subsidiaries to carry on any substantial part of their respective businesses as presently conducted and to use and operate any of their respective property and assets, other than Governmental Approvals, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole. All such Governmental Approvals are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any such Governmental Approval or any other permit, license, approval, authorization or registration applicable to it or to the operation of its respective business, other than violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole, and, to the best knowledge of the Company, no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could result in such a violation. Except as disclosed in Section 3.12 of the Company Disclosure Schedule, the Company has no reason to believe that any pending application for any such Governmental Approval will not be timely granted and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend or materially modify any Governmental Approval possessed by the Company or its Subsidiaries or deny any renewal thereof.

              (c) Except as disclosed in Section 3.12 of the Company Disclosure Schedule, the Company and its Subsidiaries have made all Governmental Filings required to be made with any Governmental Authority with respect to the operation of their respective businesses and the use and operation of their respective properties and assets, other than Governmental Filings, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

         SECTION 3.13. Contracts. Set forth in Section 3.13 of the Company Disclosure Schedule is a list of (a) all contracts, agreements, commitments, undertakings or obligations to which the Company or any of its Subsidiaries is a party or by which it or its assets or properties are bound or subject which involve the payment by or to the Company or any of its Subsidiaries of more than $50,000 under any one of such contracts and which have a remaining term of more than 120 days (taking into account the effect of any renewal options), (b) all contracts, agreements or other instruments evidencing Indebtedness; (c) all joint venture or partnership agreements to which the Company or any Subsidiary is a party; (d) all contracts or agreements restricting the right of any person or entity to compete with the Company or any Subsidiary, and all contracts or agreements restricting the right of the Company or any Subsidiary to compete with any person or entity, to sell to or purchase from any person or entity or to hire any person; (e) all contracts or agreements, other than contracts or agreements for the sale of products in the ordinary course of business, providing for indemnification or exoneration of any other person or entity by the Company or any Subsidiary; (f) all contracts or agreements with any public utility pursuant to which the Company or any Subsidiary provides goods or services to such public utility; (g) all contracts pursuant to which the Company provides services and pursuant to which there is no limitation on the liability of the Company; and (h) all other contracts, agreements, commitments, undertakings or obligations to which the Company or any of its Subsidiaries is a party or by which it or its assets or properties are bound or subject (other than Real Property Leases, Personal Property Leases, Employment Agreements and Benefit Plans) (x) which if terminated or lost would have a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, or
(y) was not entered into in the ordinary course of business (collectively, the "Contracts"). There have been made available to Crane true and complete copies of all such Contracts that are in writing (including all amendments thereto, if any). Except as set forth in Section 3.13 of the Company Disclosure Schedule, all of the Contracts are in full force and effect and neither the Company nor any of its Subsidiaries (as the case may be) is in default thereunder, nor, to the knowledge of the Company, is any other party to any Contract in default thereunder, nor, to the best of the Company's knowledge, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default would give rise to a right on the part of some party thereto to terminate such Contract or claim damages thereunder, except such default (i) as to which requisite waivers or consents have been obtained or (ii) which is curable and is cured within the applicable period for cure permitted under such Contract. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no approval or consent of any person is needed in order for the Contracts to continue in full force and effect under the same terms and conditions currently in effect following the consummation of the transactions contemplated by this Agreement.

         SECTION 3.14. Real Property. None of the Company or any of its Subsidiaries owns any real property. Section 3.14 of the Company Disclosure Schedule sets forth a list (by lessee) and summary description of all Real Property Leases. The Company and each Subsidiary (as the case may be) has a valid leasehold interest in each Real Property

Lease held by it as of the date of this Agreement, in each case free and clear of all Liens, except for the Silicon Valley Bank Liens. The Company has made available to Crane a true and complete copy of each Real Property Lease which is in writing. Neither the Company nor any of its Subsidiaries is a party to or holds property subject to any Real Property Lease which is not in writing. The Real Property Leases are in full force and effect and neither the Company nor any of its Subsidiaries (as the case may be) has received any written notice of default thereunder which has not been remedied or waived. Each Real Property Lease was negotiated on an arm's length basis. Neither the Company nor any of its Subsidiaries has received any written notice or has any knowledge of any pending, threatened or contemplated condemnation proceeding or assessment for public improvements affecting any real property leased pursuant to a Real Property Lease or any part thereof or of any sale or other disposition thereof in lieu of condemnation.

         SECTION 3.15. Personal Property. The Company or one of its Subsidiaries (as the case may be) owns all Personal Property owned by it as of the date of this Agreement, whether or not reflected in the Company Balance Sheet, in each case free and clear of all Liens, except for the Silicon Valley Bank Liens.
Section 3.15 of the Company Disclosure Schedule also sets forth a list (by lessee or licensee) and a summary description of all Personal Property Leases. The Company or one of its Subsidiaries (as the case may be) has a valid leasehold interest in each Personal Property Lease held by it as of the date of this Agreement, in each case free and clear of all Liens except for the Silicon Valley Bank Liens. All of the Personal Property owned or leased by, and currently used or necessary for or in the operations of, the Company or any of its Subsidiaries, taken as a whole, is in good operating condition and repair, ordinary wear and tear excepted.

         SECTION 3.16. Intellectual Property Rights. Except as set forth on
Section 3.16 of the Company Disclosure Schedule:

              (a) the Company and each of its Subsidiaries owns or has the exclusive, perpetual, royalty-free right to use all Intellectual Property Rights that are used in connection with the operation of its business (collectively, the "Requisite Rights"), free and clear of all Liens other than the Silicon Valley Bank Liens;

              (b) to the knowledge of the Company, no product or service licensed, marketed or sold by the Company or any of its Subsidiaries violates any license or infringes any Intellectual Property Rights of others and no person is infringing upon or has misappropriated any Requisite Rights.

              (c) there is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company or any of its Subsidiaries contesting the validity of or right to use the Requisite Rights, nor has the Company or any of its Subsidiaries received any written notice that any of the Requisite Rights or the operation of their respective businesses conflicts with the asserted rights of others, in any case, which, individually or in the aggregate, if adversely determined against the Company or the applicable Subsidiary would reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

As used herein, the term "Intellectual Property Rights" means all intellectual property rights, including, without limitation, Proprietary Technology, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications and registrations, copyrights, copyright applications and registrations, know-how, licenses, trade secrets, proprietary processes and formulae. As used herein, "Proprietary Technology" means all source and object code, processes, inventions, trade secrets, know-how and other proprietary rights owned by the Company or any of its Subsidiaries pertaining to any product or service licensed, marketed or sold by the Company or any of its Subsidiaries or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation describing or relating to the foregoing, including, without limitation, manuals, memoranda, know-how, notebooks, patents and patent applications, trademarks and trademark applications and registrations, copyrights and copyright applications and registrations, records and disclosures.

         SECTION 3.17. Environmental Matters. (a) The Company and each of its Subsidiaries has applied for and has in effect all federal, state and local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Environmental Permits") under applicable statutes, laws, ordinances, rules, orders and regulations which are administered, interpreted or enforced by a Governmental Authority with jurisdiction over pollution or protection of the environment (collectively, "Environmental Laws") necessary for it to carry on its business as now conducted, and there has occurred no default under any such Environmental Permit, except for the lack of Environmental Permits and for defaults under Environmental Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole.

              (b) The Company and each of its Subsidiaries is, and has been, in compliance with applicable Environmental Laws except for instances of possible noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole.

              (c) There is no suit, action, proceeding or inquiry pending or, to the Company's knowledge, threatened before any Governmental Authority in which the Company or any or its Subsidiaries has been or, to the best knowledge of the Company with respect to threatened suits, actions and proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as hereinafter defined), asbestos, polychlorinated biphenyls or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by the Company or any of its Subsidiaries, or (iii) for any site or location for which it or its Subsidiaries has been designated as a potentially responsible party under any federal, state, local or foreign superfund law, or (iv) for any claim for damages to natural resources, except in the cases of clauses (i) through (iv) above for any such suits, actions,, proceedings and inquiries that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole.

              (d) During the period of ownership or operation by the Company and its current or former Subsidiaries of any of their respective current or formerly owned properties, there have been no underground storage tanks (whether currently active or not) and no polychlorinated biphenyls in transformers or other electrical equipment and there have been no releases of Hazardous Material or of asbestos, polychlorinated biphenyls or oil in, on, under or affecting such properties or, to the Company's knowledge, any surrounding site, except for those that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole. Prior to the period of ownership or operation by the Company or its current or former Subsidiaries of any of their respective current or formerly owned properties, to the Company's knowledge, there were no releases of Hazardous Material or asbestos, polychlorinated biphenyls or oil or other petroleum products in, on, under or affecting any such property or any surrounding site, except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole. "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act or other applicable Environmental Laws.

              (e) The Company and each of its Subsidiaries have all Environmental Permits required in connection with the use, storage, handling and disposal of radioactive materials, and have complied and are in current compliance with all applicable federal, state, local and foreign laws in connection with the disposal of radioactive materials.

         SECTION 3.18. Products Liability. Other than ordinary course warranty claims, during the past five years there have been no claims made against the Company, its Subsidiaries or any Predecessor for personal injury, property damage or other loss as a result of product defects that exceed, with respect to any one type or class of defect, $25,000 in the aggregate.

         SECTION 3.19. Insurance. The Company and each of its Subsidiaries has in effect valid and effective policies of insurance (true and complete copies of which have been provided to Crane), issued by companies believed by the Company to be sound and reputable, insuring the Company or such Subsidiary (as the case may be) for losses customarily insured against by others engaged in similar lines of business. To the best knowledge of the Company, such policies are reasonable, in both scope and amount, in light of the risks attendant to the businesses conducted by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries will have any liability after the Effective Time for retrospective or retroactive premium adjustments. The Company has delivered to Crane true and complete copies of lists furnished by the Company's insurance brokers identifying the names of any third party named as an additional insured under any insurance policy maintained by the Company or any of its Subsidiaries since 1994. Section 3.19 of the Company Disclosure Schedule also discloses the manner in which the Company and its Subsidiaries provide coverage for workers' compensation claims and a list of all workers' compensation claims filed against the Company or any of its Subsidiaries during the past five years.

         SECTION 3.20. Employment and Change in Control Agreements. (a) Section
3.20 of the Company Disclosure Schedule sets forth a true and complete list of all written, and to the best knowledge of the Company, oral agreements with any officer, director or employee of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, providing for the terms of his or her employment with the Company or any of its Subsidiaries and/or the terms of his or her severance or other payments upon termination of such employment (the "Employment Agreements"). The Company has previously furnished to Crane true and complete copies of all Employment Agreements, together with all amendments thereto (if any). Since the date of the Company Balance Sheet, neither the Company nor any Subsidiary has (i) except as set forth in Section 3.20 of the Company Disclosure Schedule, effected any increase in salary, wage or other compensation of any kind, whether current or deferred, to any officer, director, employee, agent, broker or consultant in excess of five percent of the compensation payable to any such person or (ii) made any contribution to any trust or plan for the benefit of employees except for contributions made in the normal and ordinary course of business in a manner consistent with past practices or as required by the terms thereof as now in effect.

              (b) Except as set forth in Section 3.20 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (B) providing for compensation payments that would not be deductible by the Company for federal income tax purposes, (ii) agreement with any officer or other key employee of the Company or any of its Subsidiaries providing any compensation guarantee in excess of $50,000 per annum, or (iii) agreement or Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         SECTION 3.21. Labor Relations. To the best knowledge of the Company, relations of the Company and each of its Subsidiaries with their employees are good. Except as disclosed on Section 3.21 of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries. No complaint against the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Company or any of its Subsidiaries.

         SECTION 3.22. Employee Benefit Plans. (a) The Company has set forth on
Section 3.22 of the Company Disclosure Schedule a list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, fringe benefits, incentive, deferred compensation, supplemental retirement, post-retirement health or welfare plan, severance and other employee benefit plans and arrangements, written or otherwise, maintained by the Company or any trade or business (whether or not incorporated) which is a member or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of the Company for the benefit of, or relating to, any current or former employee of the Company or an ERISA Affiliate (together, the "Company Group") or with respect to which the Company or an ERISA Affiliate may have liability (together, the "Benefit Plans").

              (b) With respect to each Benefit Plan, the Company has made available to Crane a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), (ii) such Benefit Plan (or in the case of an unwritten Benefit Plan, a written summary thereof),
(iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA.

              (c) Each of the Benefit Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Benefit Plan is or, to the best knowledge of the Company, is proposed to be under audit or investigation, and no completed audit of any Benefit Plan has resulted in the imposition of any tax, fine or penalty.

              (d) No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Benefit Plan exists or has occurred that could subject any member of the Company Group to any liability or tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Company Group, nor any administrator or fiduciary of any Benefit Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject any member of the Company Group to any liability for a breach of fiduciary or other duty under ERISA or any other applicable law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Benefit Plan that is a welfare benefit plan as described in ERISA Section 3(1).

              (e) Section 3.22 of the Company Disclosure Schedule discloses each Benefit Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter applicable to such Qualified Plan. No member of the Company Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has taken any action that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

              (f) No Benefit Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of the Company Group has been terminated or partially terminated except as set forth on Section 3.22 of the Company Disclosure Schedule. Each Defined Benefit Plan identified as terminated on Section 3.22 of the Company Disclosure Schedule has met the requirement for standard termination of single-employer plans contained in
Section 4041(b) of ERISA. During the five-year period ending at the Effective Time, no member of the Company Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor as described in Section 414 of the Code.

              (g) No Benefit Plan is a multiemployer plan within the meaning of
Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). No member of the Company Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Benefit Plan covers any employees of any member of the Company Group in any foreign country or territory.

              (h) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company.

         SECTION 3.23. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

         SECTION 3.24. Information Supplied. None of the written information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents or the Proxy Statement will, at the respective times filed with the SEC and, in the case of the Proxy Statement, the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Crane specifically for inclusion or incorporation by reference in the Proxy Statement.

         SECTION 3.25. Voting Requirements. The affirmative vote of the holders of at least a majority of the votes cast by the holders of Company Common Stock entitled to vote thereon (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and to approve the transactions contemplated by this Agreement.

         SECTION 3.26. State Statutes. The Board of Directors of the Company has approved the terms of this Agreement, the Stock Option Agreement and the Shareholders Agreements, the making of the Offer and the consummation of the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholder

Agreements and such approval renders the provisions of Section 2538 and Subchapter F of Chapter 25 of the PBCL inapplicable to the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreements. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Stock Option Agreement or the Shareholder Agreements or any of the transactions contemplated hereby or thereby.

         SECTION 3.27. Rights Agreement. The Rights Agreement has been amended as of the date hereof (i) to render the Rights Agreement inapplicable to this Agreement, the Stock Option Agreement, the Shareholder Agreements, the Offer, the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholder Agreements and (ii) to ensure that (x) neither Crane nor any of its wholly owned subsidiaries is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement, (y) Crane and its wholly owned subsidiaries are Exempt Persons (as defined in the Rights Agreement) pursuant to the Rights Agreement, and (z) a Stock Acquisition Date, Distribution Date or Triggering Event (in each case as defined in the Rights Agreement) does not occur solely by reason of the execution of this Agreement, the or the Shareholder Agreements, or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholder Agreements.

         SECTION 3.28. Brokers. No broker, investment banker, financial advisor or other person, other than Legg Mason Wood Walker, Inc., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Crane with a true and correct copy of its engagement letter with Legg Mason Wood Walker, Inc..

         SECTION 3.29. Disclosure. No representation or warranty of the Company in this Agreement or any certificate, schedule, statement, document or instrument furnished or to be furnished to Crane pursuant hereto or in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF CRANE

         Except as set forth on the disclosure schedule delivered by Crane to the Company prior to the execution of this Agreement (the "Crane Disclosure Schedule"), Crane and the Purchaser represent and warrant to the Company as follows:

         SECTION 4.01. Organization, Standing and Corporate Power. Each of Crane and the Purchaser is a corporation duly organized, validly existing or subsisting and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Crane is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on Crane and its Subsidiaries taken as a whole.

         SECTION 4.02. Authority; Noncontravention. Each of Crane and the Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Crane and the Purchaser and the consummation by them of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Crane and the Purchaser. This Agreement has been duly executed and delivered by Crane and the Purchaser and constitutes a valid and binding obligation of each of Crane and the Purchaser, enforceable against Crane and the Purchaser in accordance with its terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Crane and the Purchaser will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Crane or the Purchaser under, (i) the Certificate or Articles of Incorporation or By-laws of Crane or the Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Crane or the Purchaser or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Crane or the Purchaser or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Crane and its Subsidiaries, taken as a whole, (y) impair the ability of Crane to perform its obligations under this Agreement in any material respect or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Crane or the Purchaser in connection with the execution and delivery of this Agreement by Crane or the Purchaser or the consummation by Crane or the Purchaser of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act; (2) the filing with the SEC of the Offer Documents and such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Stock Option Agreement or the Shareholder Agreements; (3) the filing of the Articles of Merger with the Pennsylvania Secretary of State and appropriate documents with the relevant authorities of other states; (4) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Offer or the Merger or the transactions contemplated by this Agreement; and (5) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not have a Material Adverse Effect on Crane and its Subsidiaries, taken as a whole, or impair the ability of Crane or the Purchaser to perform its obligations under this Agreement in any material respect.

         SECTION 4.03. Information Supplied. None of the written information supplied or to be supplied by Crane or the Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9 or in the Proxy Statement will, at the respective times filed with the SEC and, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to Company shareholders and at the date of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Crane or the Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

         SECTION 4.04. Share Ownership. Without giving effect to the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholder Agreements, neither Crane nor the Purchaser is an "interested shareholder" for purposes of Section 2538 or Subchapter F of Chapter 25 of the PBCL.


                                    ARTICLE V
                                    COVENANTS

         SECTION 5.01. Conduct of Business and Other Actions by the Company. (a) Except with the consent of Crane, during the period from the date of this Agreement to the consummation of the Offer, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the time of consummation of the Offer. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the consummation of the Offer, the Company shall, and shall cause its Subsidiaries to:

              (i) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary or desirable in the normal conduct of its business, except to the extent contemplated by any transactions specifically permitted by this Agreement;

              (ii) not acquire any stock or other interest in, nor (except in the ordinary course of business) purchase any assets of, any corporation, partnership, association or other business organization or entity or any division thereof (except any stock or assets distributed to the Company or any of its Subsidiaries as part of any bankruptcy or other creditor settlement or pursuant to a plan of reorganization), nor agree to do any of the foregoing;

              (iii) not sell, lease, assign, transfer or otherwise dispose of any of its assets (including, without limitation, patents, trade secrets or licenses), nor suffer to exist or create any Lien on any of its assets, except as permitted by this Agreement or in the ordinary course of business and except that the Company and each of its Subsidiaries may sell or otherwise dispose of any assets which are obsolete;

              (iv) not incur any Indebtedness, other than as a result of borrowings or drawdowns, the issuance of letters of credit for the account of the Company and the incurrence of interest, letter of credit reimbursement obligations and other obligations under the terms of the Silicon Valley Bank Loan, which Indebtedness shall be incurred only for working capital purposes;

              (v) not (x) alter, amend or repeal any provision of its Articles of Incorporation or Bylaws or its certificate of incorporation or by-laws (as the case may be), (y) change the number of its directors (other than as a result of the death, retirement or resignation of a director), (z) form or acquire any Subsidiaries not existing as of the date of this Agreement, (xx) enter into, modify or terminate any Contracts, Real Property Leases or Personal Property Leases or agree to do so, (yy) enter into, modify or terminate any Employment Agreement or hire any personnel other than temporary personnel not eligible to participate in any benefit plans or programs of the Company, or (zz) declare, pay, commit to or incur any obligation of any kind for the payment of any bonus, additional salary or compensation or retirement, termination, welfare or severance benefits or change in control benefits payable or to become payable to any of its employees or such other persons, except for such matters as are required pursuant to the terms of any existing Employment Agreement or Benefit Plan;

              (vi) maintain its books, accounts and records in the usual, ordinary and regular manner and in material compliance with all applicable laws;

              (vii) pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, except to the extent that the Company is currently contesting, in good faith and by proper proceedings, the payment of such Taxes and the Company maintains appropriate reserves with respect thereto;

              (viii) not settle any tax claim against the Company or any of its Subsidiaries or any litigation (net of applicable insurance proceeds) in excess of $10,000;

              (ix) meet in all material respects its obligations under all Contracts, Real Property Leases and Personal Property Leases and not become in default thereunder;

              (x) maintain in all material respects its business and assets in good repair, order and condition, reasonable wear and tear excepted, and maintain insurance upon such business and assets at least comparable in amount and kind to that in effect on the date hereof;

              (xi) maintain in all material respects its present relationships and goodwill with suppliers, brokers, manufacturers, representatives, distributors, customers and others having business relations with it (provided that it may pursue overdue accounts and otherwise exercise lawful remedies in its customary fashion);

              (xii) not declare, set aside, make or pay any dividends or other distributions with respect to its capital stock, including, without limitation, in the case of the Company, the Company Common Stock, or purchase or redeem any shares of its capital stock, including, without limitation, in the case of the Company , the Company Common Stock, or agree to take any such action;

              (xiii) not authorize or make any single capital expenditure in excess of $5,000, or make any capital expenditure if the aggregate of the amount of such capital expenditure together with the amounts of all other capital expenditures since the date of this Agreement shall exceed $25,000;

              (xiv) not violate any law or regulation applicable to it nor violate any order, injunction or decree applicable to the conduct of its business; and

              (xv) not increase the number of shares authorized or issued and outstanding of its capital stock, including, without limitation, in the case of the Company, the Company Common Stock, nor grant or make any pledge, option, warrant, call, commitment, right or agreement of any character relating to its capital stock, including, without limitation, in the case the Company, the Company Common Stock, nor issue or sell any shares of its capital stock, including, without limitation, in the case of the Company, the Company Common Stock, or securities convertible into such capital stock, or any bonds, promissory notes, debentures or other corporate securities or become obligated so to sell or issue any such securities or obligations, except, in any case, issuance of shares of the Company Common Stock (i) pursuant to the exercise of options, warrants or other rights outstanding as of the date hereof and referred to in Section 3.03 or (ii) pursuant to the Stock Option Agreement;

              (xvi) not make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

              (xvii) not expend any money pursuant to, or incur expenses related to performance under, the Development Contract with Norwegian Oil Companies, Saga Petroleum ASA, Phillips Petroleum Co., Statoil and Norsk Hydro Produksjon (Contract #ANS 0029555 ESD) in excess of $100,000 in the aggregate;

              (xviii) not waive any right of substantial value or cancel any debt owed to the Company or any Subsidiary or claim against any person or entity; and

              (xix) not authorize, or commit or agree to take, any of the foregoing actions;

provided, however, that if the Company requests in writing that Crane consent to the taking of any affirmative action on the part of the Company the taking of which would require such consent pursuant to this Section 5.01(a) and the failure to grant such consent within four business days of receipt by Crane of such request is the sole cause of the occurrence of a Material Adverse Effect, then such Material Adverse Effect shall not be an Event for purposes of Annex II nor shall Crane be permitted to terminate this Agreement solely due to the occurrence of such Material Adverse Effect.

              (b) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of its representations and warranties that are not so qualified becoming untrue in any material respect or (iii) subject to the Company's rights under Section
5.02 and Article VII hereof, any of the conditions to the Merger set forth in
Article VI that are within the Company's control not being satisfied.

              (c) Advice of Changes. The Company shall promptly advise Crane orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the truth of its representations and warranties or the ability of the conditions set forth in Article VI to be satisfied. Upon such notification, Crane and the Purchaser shall have the option to either terminate this Agreement or to waive any right to consider any of the foregoing in connection with a determination as to whether any of the Events specified in subparagraphs (c), (f) or (g) of Annex II has occurred.

         SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit or initiate (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company determines in good faith, based upon the advice of outside counsel (including, for all purposes of this Agreement, Pepper Hamilton LLP), that it is required to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an Acquisition Proposal that was not solicited by it, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

              (b) Except as expressly permitted by this Section 5.02, neither the Board of Directors of the Company nor any committee thereof shall (i) (unless, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, it determines in good faith, based upon the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Crane, the approval or recommendation by such Board of Directors or such committee of the Offer (including by amendment of the Schedule 14D-9), the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer the Company receives a Superior Proposal (as defined below), the Board of Directors of the Company may (if it determines in good faith, based upon the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law) (x) withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement or (y) approve or recommend such Superior Proposal and terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal) but only at a time that is after the third business day following Crane's receipt of written notice from the Company advising Crane that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal or offer made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or a substantial portion of the assets of the Company and its subsidiaries and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, based upon the advice of its financial advisors, to be more favorable to the Company's shareholders than the Offer and the Merger and for which financing is either not a contingency, or, if a contingency, is then committed and available.

              (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall as promptly as practicable advise Crane of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Company will keep Crane reasonably informed of the status and details (including amendments) of any such Acquisition Proposal.

              (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Offer or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

         SECTION 5.03. Access to Information; Confidentiality. During normal business hours during the period prior to the earlier of the termination of this Agreement and the Effective Time, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) (i) afford to the officers, employees, accountants, counsel and other representatives of Crane, access, to all its properties, books, contracts, commitments, records, officers, employees, accountants, accountants' work papers, correspondence and affairs, and (ii) cause its and their officers and employees to furnish, to Crane, and its authorized representatives, any and all financial, technical and operating data and other information pertaining to the businesses of the Company and its Subsidiaries as Crane shall from time to time reasonably request. In addition, without limiting the generality of the foregoing, the Company will, and will cause each of its Subsidiaries to make available to Crane for examination true and complete copies of all Returns filed by the Company or any of its Subsidiaries, together with all available revenue agents' reports, all other reports, notices and correspondence concerning tax audits or examinations and analyses of all provisions for reserves or accruals of taxes, including deferred taxes.

         SECTION 5.04. Required Authorizations. (a) Crane, Merger Sub and, subject to Section 5.02 of this Agreement, the Company, shall each, and, subject to Section 5.02 of this Agreement, the Company shall cause each of its Subsidiaries to, as promptly as practicable, take all reasonable actions necessary to obtain all Required Authorizations (if any) required to be given or obtained by it, respectively, to permit Crane and Merger Sub, on the one hand, and the Company, on the other, to consummate the transactions contemplated by this Agreement and the Stock Option Agreement and to realize the respective benefits to each party contemplated hereby and thereby; provided that Crane shall not be required to take any action to comply with any legal requirement or agree to the imposition of any order of any Governmental Authority that would
(i) prohibit or restrict the ownership or operation by Crane of any portion of the business or assets of Crane or the Company (or any of their respective Subsidiaries), (ii) compel Crane or the Company (or any of their respective Subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets, or (iii) impose any limitation on the ability of Crane or the Surviving Corporation or any of their respective affiliates or Subsidiaries to own or operate the business and operations of the Company and its Subsidiaries, and provided further that the Company and its Subsidiaries shall not incur fees and expenses in excess of $25,000 in the aggregate in order to obtain any such Required Authorizations described in clause (ii) of the definition thereof without the prior written consent of Crane.

              (b) Without limiting the generality of the foregoing, Crane, Merger Sub and, subject to Section 5.02 of this Agreement, the Company shall each cooperate with the others in filing in a timely manner any applications, requests, reports, registrations or other documents, including, without limitation, all reports and documents required to be filed by or under the Exchange Act (including, without limitation, the Offer Documents, the Schedule 14D-9 and the Proxy Statement), with any Governmental Authority having jurisdiction with respect to the transactions contemplated hereby and in consulting with and seeking favorable action from any Governmental Authority.

              (c) Without limiting the generality of the foregoing, and subject to Section 5.02 of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, take all reasonable action necessary to obtain all approvals or consents of any person needed in order that the Contracts continue in full force and effect under the same terms and conditions currently in effect following consummation of the transactions contemplated by the Agreement; provided, however, that the receipt of any approval or consent under any Contracts pursuant to this Section 5.04(c) shall not be a condition precedent to the obligations of Parent or Purchaser under this Agreement.

              (d) Without limiting the generality of the foregoing, and subject to Section 5.02 of this Agreement, the Company and its Board of Directors shall
(i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation in effect on the date of this Agreement is or becomes applicable to the Offer, the Merger, this Agreement, the Stock Option Agreement, the Shareholder Agreements or any of the other transactions contemplated by this Agreement and (ii) if any such state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, the Stock Option Agreement, the Shareholder Agreements or any other transaction contemplated by this Agreement, take all reasonable action necessary to ensure that the Offer, the Merger, the Stock Option Agreement, the Shareholder Agreements and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

         SECTION 5.05. Financial Statements of the Company. As soon as practicable but in any event within 30 days after the end of each calendar month commencing with July, 1998, through the consummation of the Offer or earlier termination of this Agreement in accordance with Article VII, the Company will deliver to Crane unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of such calendar month and as at the end of the comparative month of the preceding year, together with unaudited summaries of consolidated earnings of the Company and its Subsidiaries for such calendar month and the comparative calendar month of the preceding year. As soon as practicable but in any event within 30 days after the end of each fiscal quarter of the Company, commencing with June 30, 1998, and within 60 days after the end of the fiscal year ended December 31, 1998, as the case may be, through the consummation of the Offer or earlier termination of this Agreement in accordance with Article VII, the Company will deliver to Crane unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal quarter and as at the end of the comparative fiscal quarter of the preceding year, together with the related unaudited statements of consolidated income and cash flows for the fiscal quarters then ended. All such financial statements of the Company shall present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries, as at or for the periods indicated (and, in the case of all such financial statements which are interim financial statements, shall contain all adjustments necessary so to present fairly) and shall be prepared in accordance with generally accepted accounting principles (other than to omit certain footnotes which might be required thereby and subject, in the case of interim financial statements, to normal year-end adjustments) consistent with past practice, except as otherwise indicated in such statements. All such financial statements of the Company shall be certified, on behalf of the Company, by the President and Chief Financial Officer of the Company.

         SECTION 5.06. Employee Matters. Crane agrees (a) that on and after the consummation of the Offer and until the date that is 18 months after the Effective Time, Crane shall cause the Company and, on and after the Effective Time, the Surviving Corporation, to honor the severance policy of the Company and the employment agreements that are identified in Section 5.06 of the Company Disclosure Schedule, (b) to give the employees of the Company full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Crane, the Surviving Corporation or any Subsidiary of Crane for such employees' service with the Company or any of its Subsidiaries to the same extent recognized by the Company immediately prior to the consummation of the Offer, (c) to waive all limitations as to pre-existing conditions, exclusions or waiting periods with respect to participation and coverage requirements applicable to the Company employees under any welfare benefit plans that such employees may be eligible to participate in after the consummation of the Offer and (d) to provide employees of the Company and, from and after the Effective Time, the Surviving Corporation, with employee benefits comparable to those provided by Crane (or any of its Subsidiaries) to similarly situated employees of Crane (or any of its Subsidiaries).

         SECTION 5.07. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.27) reasonably requested in writing by Crane (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement.

         SECTION 5.08. Continuance of Existing Indemnification Rights. (a) For six years after the Effective Time, Crane shall, or shall cause the Company
(or, if after the Effective Time, the Surviving Corporation) to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or an officer (an "Indemnified Person") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of: (i) the fact that such Indemnified Person is or was a director or an officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise; or (ii) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under the PBCL and the Company's Articles of Incorporation or By-laws in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any such Claim; provided, however, that neither Crane nor the Surviving Corporation shall be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) involving any Claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of Crane or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 5.08. Without limiting the generality of the preceding sentence, in the event any Indemnified Person becomes involved in any Claim, after the consummation of the Offer, Crane shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the case of a final nonappealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified therefor.

              (b) Crane or the Surviving Corporation shall maintain the Company's existing directors' and officers' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, however, that Crane may substitute therefor policies of substantially similar coverage (including pursuant to Crane's own policy) and amounts containing terms no less advantageous to such former directors or officers; provided further that, subject to the preceding proviso, if the existing D&O Insurance expires or is canceled during such period, Crane or the Surviving Corporation shall use their best efforts to obtain substantially similar D&O Insurance; and provided further that neither Crane nor the Surviving Corporation shall be required to pay an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

              (c) In the event Crane or Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each such case, to the extent necessary to effectuate the purposes of this Section 5.08, proper provision shall be made so that the successors and assigns of Crane and Purchaser assume the obligations set forth in this Section

5.08 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

         SECTION 5.09. Public Announcements. Crane and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press releases to be issued with respect to the transactions contemplated by this Agreement shall be in the forms heretofore agreed to by the parties.

         SECTION 5.10. Shareholder Litigation. The Company shall give Crane the opportunity to participate, at no expense to the Company, in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement. No such settlement shall be agreed to without Crane's consent; provided, however, that if a failure to so consent is the sole cause of the occurrence of a Material Adverse Effect, then such Material Adverse Effect shall not be an Event for purposes of Annex II nor shall Crane be permitted to terminate this Agreement solely due to the occurrence of such Material Adverse Effect.

         SECTION 5.11. Financial Disclosure. The Company shall give Crane the opportunity to review and comment upon the Company's Quarterly Report of Form 10-Q for the quarter ending June 30, 1998.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions:

              (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained, if required by applicable law.

              (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

              (c) No Injunctions or Restraints. No judgment, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used all reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

              (d) Purchase of Company Common Stock. The Purchaser shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in accordance with the terms hereof; provided, however, that this condition shall be deemed to be satisfied with respect to the obligation of Crane and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for shares of Company Common Stock pursuant to the terms and conditions of the Offer.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

              (a) by mutual written consent of Crane and the Company;

              (b) by either Crane or the Company:

                   (i) if the Offer is terminated or withdrawn pursuant to its terms without any shares of Company Common Stock being purchased thereunder; provided, however, that neither Crane nor the Company may terminate this Agreement pursuant to this Section 7.01(b)(i) if such party shall have materially breached this Agreement;

                   (ii) if the Offer has not been consummated on or before October 31, 1998; or

                   (iii) if any Governmental Authority shall have issued an order, decree, ruling or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting acceptance for payment of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger and such order, decree, ruling, injunction or other action shall have become final and nonappealable;

              (c) by the Company if (i) Crane or the Purchaser fails to commence the Offer as provided in Section 1.01 hereof, or (ii) Crane or the Purchaser shall not have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in violation of the terms hereof and thereof; provided, however, that the Company may not terminate this Agreement pursuant to this
Section 7.01(c) if the Company shall have materially breached this Agreement;

              (d) by the Company in accordance with Section 5.02(b) prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer; provided that the Company has complied with all provisions thereof;

              (e) by Crane prior to the purchase of shares of Company Common Stock pursuant to the Offer if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Crane its approval or recommendation of the Offer (including by amendment of the Schedule 14D-9), the Merger or this Agreement, or approved or recommended any Superior Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

              (f) by Crane or the Purchaser pursuant to Section 5.01(c) of this Agreement.

         SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Crane as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Crane, Merger Sub or the Company, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided that the provisions of this Section 7.02,
Section 7.03 and Article VIII shall remain in full force and effect and survive any termination of this Agreement.

         SECTION 7.03. Fees and Expenses. (a) Except as set forth in this
Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

              (b) The Company shall reimburse Crane for out-of-pocket expenses incurred by Crane relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Crane's counsel, accountants and financial advisors) if (i) this Agreement shall have been terminated pursuant to Sections 7.01(d) or (e), (ii) the Company enters into an Acquisition Agreement with a party other than Crane or any of its Affiliates within one year of the date of such termination and (iii) the transaction contemplated by such Acquisition Agreement is consummated within 18 months of the date of such termination. Such reimbursement shall be paid in same-day funds within one business day after the consummation of the transaction contemplated by any such Acquisition Agreement.

         SECTION 7.04. Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 7.05. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.04, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 7.06. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.04 or an extension or waiver pursuant to
Section 7.05 shall, in order to be effective, require action by its Board of Directors or, with respect to any amendment to this Agreement, to the extent permitted by applicable law, a duly authorized committee of its Board of Directors.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)  if to Crane or Merger Sub, to

                   Crane Co.
                   100 First Stamford Place
                   Stamford, CT 06902
                   Attn:  Corporate Secretary

                   with a copy to:

                   Janice C. Hartman
                   Kirkpatrick & Lockhart LLP
                   1500 Oliver Building
                   Pittsburgh, PA  15222
                   Fax: (412) 355-6501

              (b)  if to the Company, to

                   Liberty Technologies, Inc.
                   Lee Park, Suite 6000
                   555 North Lane
                   Conshohocken, PA 19428
                   Attn:  President

                   with a copy to:

                   James D. Rosener
                   Pepper Hamilton LLP
                   1235 Westlakes Drive
                   Suite 400
                   Berwyn, PA 19312
                   Fax: (610) 889-1839

         SECTION 8.03. Definitions. Capitalized and other terms utilized in this Agreement shall have the respective meanings ascribed thereto in Annex I to this Agreement.

         SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

         SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, are not intended to confer upon any person other than the parties any rights or remedies.

         SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 8.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         IN WITNESS WHEREOF, Crane, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                       CRANE CO.


                                       By:
                                          --------------------------------
                                          David S. Smith
                                          Vice President - Finance and
                                          Chief Financial Officer


                                       LTI MERGER, INC.


                                       By:
                                          --------------------------------
                                          David S. Smith
                                          Chief Executive Officer



                                       LIBERTY TECHNOLOGIES, INC.


                                       By:
                                          --------------------------------
                                          R. Nim Evatt
                                          President

                                     ANNEX I

                                   DEFINITIONS


         For purposes of this Agreement (to which this Annex 1 is attached and of which this Annex I forms a part), the following terms shall have the meanings set forth below:

         "Acquisition Agreement" shall have the meaning assigned thereto in
Section 5.02(b) of this Agreement.

         "Acquisition Proposal" shall have the meaning assigned thereto in
Section 5.02(a) of this Agreement.

         "Affiliate" of any person shall mean any "affiliate" of such person as defined in Rule 12b-2 under the Exchange Act and, without limiting the generality of the foregoing, shall include any person that beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 5% or more of the outstanding equity interests in such person; provided, however, that for purposes of this Agreement, neither Crane nor Merger Sub shall be deemed to be an Affiliate of the Company.

         "Affiliated Group" shall have the meaning assigned thereto in Section 3.08(f) of this Agreement.

         "Agreement" shall mean this Agreement and Plan of Merger.

         "Articles of Merger" shall have the meaning assigned thereto in Section
1.06 of this Agreement.

         "Benefit Plans" shall have the meaning assigned thereto in Section 3.22(a) of this Agreement.

         "Certificate" shall have the meaning assigned thereto in Section 2.01(e) of this Agreement.

         "Claim" shall have the meaning assigned thereto in Section 5.08(a) of this Agreement.

         "Closing" shall have the meaning assigned thereto in Section 1.05 of this Agreement.

         "Closing Date" shall have the meaning assigned thereto in Section 1.05 of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

         "Company" shall mean Freedom Company, Inc., a Pennsylvania corporation.

         "Company Balance Sheet" shall have the meaning assigned thereto in
Section 3.05(b) of this Agreement.

         "Company Common Stock" shall have the meaning assigned thereto in the preamble to this Agreement.

         "Company Disclosure Schedule" shall have the meaning assigned thereto in the introduction to Article III of this Agreement.

         "Company Group" shall have the meaning assigned thereto in Section 3.22(a) of this Agreement.

         "Company Options" shall have the meaning assigned thereto in Section
2.03 of this Agreement.

         "Company Preferred Stock" shall have the meaning assigned thereto in
Section 3.03 of this Agreement.

         "Company SEC Reports" shall have the meaning assigned thereto in
Section 3.05(a) of this Agreement.

         "Company Shareholder Approval" shall have the meaning assigned thereto in Section 3.25 of this Agreement.

         "Company Shareholder Meeting" shall have the meaning assigned thereto in Section 1.11 of this Agreement.

         "Confidentiality Agreement" shall mean the confidentiality agreement dated March 18, 1998 between Crane and the Company.

         "Contracts" shall have the meaning assigned thereto in Section 3.13 of this Agreement.

         "Crane" shall mean Crane Co., a Delaware corporation.

         "Crane Disclosure Schedule" shall have the meaning assigned thereto in the introduction to Article IV of this Agreement.

         "Current Directors" shall have the meaning assigned thereto in Section 1.03(a) of this Agreement.

         "Defined Benefit Plan" shall have the meaning assigned thereto in
Section 3.22(f) of this Agreement.

         "Dissenting Shareholder" shall have the meaning assigned thereto in
Section 2.01(d) of this Agreement.

         "Dissenting Shares" shall have the meaning assigned thereto in Section 2.01(d) of this Agreement.

         "D&O Insurance" shall have the meaning assigned thereto in Section 5.08(b) of this Agreement.

         "Effective Time" shall have the meaning assigned thereto in Section
1.06 of this Agreement.

         "Employment Agreements" shall have the meaning assigned thereto in
Section 3.20(a) of this Agreement.

         "Environmental Laws" shall have the meaning assigned thereto in Section 3.17(a) of this Agreement.

         "Environmental Permits" shall have the meaning assigned thereto in
Section 3.17(a) of this Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall have the meaning assigned thereto in Section 3.22(a) of this Agreement.

         "Event" shall have the meaning assigned thereto in Annex II to this Agreement.

         "Exchange Act" shall have the meaning assigned thereto in Section 1.01(a) of this Agreement.

         "Exchange Agent" shall have the meaning assigned thereto in Section 2.02(a) of this Agreement.

         "Exchange Fund" shall have the meaning assigned thereto in Section 2.02(a) of this Agreement.

         "Expiration Date" shall have the meaning assigned thereto in Section 1.01(b) of this Agreement.

         "Governmental Approval" means any permit, license, authorization, consent, approval, waiver, exception, variance, order, or exemption issued by any Governmental Authority.

         "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of a government with jurisdiction over the matter in question.

         "Governmental Filings" means any plans, filings, reports, notifications, or other submissions required to be made to any Governmental Authority.

         "Hazardous Material" shall have the meaning assigned thereto in Section 3.17(d) of this Agreement.

         "HSR Act" shall have the meaning assigned thereto in Section 3.04(c) of this Agreement.

         "Indebtedness" shall mean, with respect to the Company, at any date, and regardless of whether the indebtedness or obligation was created before, on or after the date hereof (without duplication): (i) all indebtedness for borrowed money, or other obligations or liabilities for borrowed money (including, without limitation, letters of credit) of the Company or any Subsidiary, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, and whether now existing or hereafter created;
(ii) all indebtedness for borrowed money secured by any mortgage, lien, pledge, charge or encumbrance upon any property or asset of the Company or any Subsidiary; (iii) all indebtedness, obligations or liabilities of others of the type described in the preceding clauses (i) and (ii) which the Company or any Subsidiary has guaranteed, assumed or is in any other way liable for; and (iv) all amendments, renewals, extensions or refundings of any such indebtedness, obligation or liability.

         "Indemnified Person" shall have the meaning assigned thereto in Section 5.08(a) of this Agreement.

         "Intellectual Property Rights" shall have the meaning assigned thereto in Section 3.16 of this Agreement.

         "IRS" shall mean the Internal Revenue Service.

         "Liens" shall mean all mortgages, deeds of trust, pledges, liens, leases, security interests, security agreements, conditional sales agreements, notes, easements, restrictions, encroachments and other charges or encumbrances of any kind whatsoever.

         "Material Adverse Effect" shall mean a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that, for purposes of this Agreement, (a) a decline in the market price of the Company Common Stock shall not, in and of itself, constitute a Material Adverse Effect and (b) operating losses shall not constitute a Material Adverse Effect unless such operating losses exceed $1,000,000 in any consecutive four week period from and after June 30, 1998 and, provided further, that such operating losses shall be determined on the basis of accounting and financial management practices consistent with the Company's past practices.

         "Merger" shall have the meaning assigned thereto in the preamble to this Agreement.

         "Merger Consideration" shall have the meaning assigned thereto in
Section 2.01(c) of this Agreement.

         "Merger Sub" shall mean FTI Merger Inc., a Pennsylvania corporation.

         "Minimum Condition" shall have the meaning assigned thereto in Annex II to this Agreement.

         "Multiemployer Plan" shall have the meaning assigned thereto in Section 3.22(g) of this Agreement.

         "Offer" shall have the meaning assigned thereto in the preamble to this Agreement.

         "Offer Documents" shall have the meaning assigned thereto in Section 1.01(a) of this Agreement.

         "PBCL" shall have the meaning assigned thereto in the preamble to this Agreement.

         "Per Share Amount" shall have the meaning assigned thereto in the preamble to this Agreement.

         "Personal Property" shall mean all assets owned by the Company or any Subsidiary which are personal property, other than the Intellectual Property.

         "Personal Property Leases" shall mean all leases, subleases, licenses or other agreements under which the Company or any Subsidiary is lessee, sublessee or licensee of any Personal Property and under which the remaining rental obligations are at least $10,000.

         "Predecessor" shall mean (i) a predecessor entity which has been merged with the Company or any Subsidiary of the Company, or (ii) the predecessor owner or operator of any of the property or assets owned or operated by the Company or any Subsidiary of the Company, where the Company or its Subsidiary is liable (whether by reason of the contractual assumption of liabilities, indemnification obligations or by other operation of law) for the actions or inactions of such predecessor.

         "Proprietary Technology" shall have the meaning assigned thereto in
Section 3.16 of this Agreement.

         "Proxy Statement" shall have the meaning assigned thereto in Section
1.11 of this Agreement.

         "Purchaser" shall mean FTI Merger Inc., a Pennsylvania corporation.

         "Qualified Plan" shall have the meaning assigned thereto in Section 3.22(e) of this Agreement.

         "Real Property Leases" shall mean all leases or subleases under which the Company or any Subsidiary is lessee or sublessee of any real property, and under which the remaining rental obligations are at least $50,000.

         "Required Authorizations" shall mean, with respect to any person, (i) all consents, authorizations, approvals or other orders or actions of, or filings or registrations with, any federal, state, local or foreign governmental authority or agency and (ii) all notices, permits, approvals, consents, qualifications, waivers or other actions of third parties under any lease, note, mortgage, indenture, agreement or other instrument (or, in the case of the Company, under any Contract, Employment Agreement or any Governmental Approval) or under any other third-party franchise, license or permit, other than any such consents, authorizations, approvals, permits, qualifications, waivers, orders, registrations, filings, applications or other actions, the absence of which would not reasonably be expected to have a Material Adverse Effect with respect to such person and its Subsidiaries, taken as a whole.

         "Requisite Rights" shall have the meaning assigned thereto in Section 3.16(a) of this Agreement.

         "Restraints" shall have the meaning assigned thereto in Section 6.01(c) of this Agreement.

         "Returns" shall have the meaning assigned thereto in Section 3.08(a) of this Agreement.

         "Rights" shall have the meaning assigned thereto in the preamble to this Agreement.

         "Rights Agreement" shall have the meaning assigned thereto in the preamble to this Agreement.

         "Schedule 14D-9" shall have the meaning assigned thereto in Section 1.02(a) of this Agreement.

         "SEC" shall have the meaning assigned thereto in Section 1.01(a) of this Agreement.

         "Shareholder Agreements" shall have the meaning assigned thereto in the preamble to this Agreement.

         "Shares" shall have the meaning assigned thereto in the preamble to this Agreement.

         "Silicon Valley Bank Liens" shall have the meaning assigned thereto in
Section 3.02 of this Agreement.

         "Silicon Valley Bank Loan" shall have the meaning assigned thereto in
Section 3.02 of this Agreement.

         "Stock Option Agreement" shall have the meaning assigned thereto in the preamble to this Agreement.

         "Stock Plans" shall have the meaning assigned thereto in Section 3.03 of this Agreement.

         "Subsidiary" shall mean, with respect to any party, any corporation, other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         "Superior Proposal" shall have the meaning assigned thereto in Section 5.02(b) of this Agreement.

         "Surviving Corporation" shall have the meaning assigned thereto in
Section 1.04 of this Agreement.

         "Tax" or, collectively, "Taxes," shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including taxes based upon or measured by gross receipts, income profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         "Tender Offer Conditions" shall have the meaning assigned thereto in
Section 1.01(a) of this Agreement.

                                    ANNEX II

         Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if
(i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which represents at least a majority of the total number of outstanding Shares on a fully diluted basis (including Shares issuable upon exercise of options) on the date of purchase (not taking into account the Rights) (the "Minimum Condition"), (ii) any applicable waiting period (and any extensions thereof) under the HSR Act shall not have expired or been terminated prior to the Expiration Date, or (iii) at any time prior to the time of acceptance for payment or payment for any Shares, any of the following events (each, an "Event") shall occur:

         (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any Governmental Authority, directly or indirectly, (i) challenging the acquisition by Parent or the Purchaser of any shares of capital stock of the Company or the Surviving Corporation, seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company or Parent any damages that are material in relation to the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as applicable, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries or (v) which otherwise would reasonably be expected to have a Material Adverse Effect on the Company or Parent; or

         (b) there shall be pending or threatened any action or proceeding by any Governmental Authority seeking, or that is reasonably likely to result, directly or indirectly, in, any of the consequences referred to in clauses
    (i) through (v) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

         (c) there shall have occurred any Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole; or

         (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including by amendment to the Schedule 14D-9) in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer or the Merger Agreement, or approved or recommended any Superior Proposal, (ii) the Company shall have entered into an Acquisition Agreement with a party other than Crane or any of its Affiliates, or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

         (e) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

         (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), as if such representations and warranties were made at the time of such determination except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided that this paragraph (f) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would not (i) have a Material Adverse Effect on the Company, (ii) prevent or materially delay the consummation of the Offer, (iii) materially increase the cost of the Offer to the Purchaser or (iv) have a material adverse effect on the benefits to Parent of the transactions contemplated by the Merger Agreement; or

         (g) the Company shall have failed to perform in all material respects all obligations required to be performed by it under the Merger Agreement; or

         (h) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crises involving the United States or a material limitation (whether or not mandatory) by any governmental Entity on the extension of credit by banks or other lending institutions, or (iv) with respect to any of the foregoing in effect on the date of the Merger Agreement, a material worsening or acceleration thereof.

         The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         The terms used in this Annex II shall have the meanings ascribed thereto in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex II is appended.

                                    EXHIBIT 1

             SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           LIBERTY TECHNOLOGIES, INC.


1. Name. The name of the Corporation is: Liberty Technologies, Inc.

2. Address. The location and post office address of the registered office of the Corporation in this Commonwealth is Lee Park, 555 North lane, Conshohocken, Pennsylvania 19428.

3. Purposes. The Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes: to have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which corporations may be incorporated under the Business Corporation Law.

4. Perpetual Existence. The term for which the Corporation is to exist is perpetual.

5. Authorized Capital. The total number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $0.01 per share.

6. No Preemptive Rights. No shareholder of the Corporation shall have any preemptive rights with respect to the capital stock of the Corporation, and any preemptive rights which previously may have attached to the capital stock of the Corporation are hereby extinguished.

7. No Cumulative Voting. There shall not be cumulative voting with respect to the shares of capital stock of the Corporation.

8. Directors' Personal Liability. A director of the Corporation shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action; provided, however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by Section 1713 of the Business Corporation law of 1988 or any successor statute as in effect at the time of the alleged action or failure to take action by such director.

9. Effective Time. This Second Amended and Restated Articles of Incorporation shall become effective upon filing with the Secretary of State of the Commonwealth of Pennsylvania.